Exhibit 99.1

March 2, 2011

Dear Fellow Stockholder:

We want to thank you for the investment you have made with Wells REIT II and the trust that you’ve placed in us. We take our stewardship of your investment very seriously and maintaining your trust is extremely important. Today, we wanted to give you an update on how the portfolio is doing and what you can expect in the near future.

Where we’ve been

The strong traits of Wells REIT II continue to be solid financials, a sound balance sheet, low debt, and great tenants. Our tenants’ solid credit history has enabled Wells REIT II to build a diversified portfolio in geography, tenant, industry, and lease term expiration. By focusing on low debt and great tenants, REIT II has provided a stable quarterly distribution at an annualized rate of 6% (on a $10 share price) for up to 27 consecutive quarters. As of December 31, 2010, your real estate portfolio has less than 17% debt. The 92 buildings are more than 94% leased. Recently, REIT II earned “investment-grade” credit ratings by two of the world’s leading credit agencies, Standard & Poor’s and Moody’s. This strong credit rating paired with REIT II’s history of prudent financial and portfolio management, makes us well-positioned to explore portfolio enhancements and eventual exit strategies. Portfolio enhancements may include strategic real estate acquisitions and real estate joint ventures.

The current environment

Even though we have such an outstanding portfolio, we are not immune to the impacts of the economy and recent developments in the real estate markets. As our tenants’ leases have come up for renewal during the past 24 months, they are seeking more rent concessions, tenant improvements, and lease accommodations than in the past. In addition, we are seeing some of our tenants courted more aggressively by other office building owners more willing to offer tenant-favorable lease terms. We currently find ourselves negotiating lease terms in a tenant-favorable environment. These factors have had a heavy impact on some REITs, specifically those that relied too much on debt. Some have drastically reduced their distributions or suspended distributions altogether. Fortunately, Wells REIT II is not in that position.

Looking forward

However, the challenging leasing market has had a negative impact on the REIT’s cash flow available for distributions. As a result of these lower cash flows, the Wells REIT II Board of Directors has adjusted the distribution rate beginning with the March distribution. The annualized rate will decrease from 6% to 5% (on a $10 share price). Our relatively modest reduction in distributions is a testament to our time-honored conservative operating objectives and financing strategy. We believe this distribution reduction will give us the added cash reserves to help protect our portfolio from current and future economic turbulence.

We hope this letter clearly explains our Board of Director’s decision to modify the distribution rate. If you would like additional details, you can watch a video at www.WellsREITII.com/Q1update that discusses this topic. However, should you still have questions, please call one of our Client Service Specialists who are happy to take your call Monday through Thursday from 8:15 a.m. to 6:30 p.m., and Friday from 8:15 a.m. to 5:30 p.m. (ET) at 800-557-4830.

We look forward to continuing to serve you.

Sincerely,

/s/ Leo F. Wells III	/s/ E. Nelson Mills
Leo F. Wells III	E. Nelson Mills
Chairman of the Board	President
Wells REIT II	Wells REIT II

cc:	Financial Representative

Wells Real Estate Funds, Inc. is affiliated with Wells Investment Securities, Inc. – Distributor – Member FINRA/SIPC.

Wells Real Estate Investment Trust II, Inc. (Wells REIT II) is closed to new investments.

Certain statements contained herein may be deemed to be forward-looking statements under federal securities laws, and Wells Real Estate Investment Trust II intends that such forward-looking statements be subject to the safe-harbor provisions. All forward-looking statements are qualified in their entirety by this cautionary statement. Such statements generally can be indentified by our use of words such as “may,” “will,” “can,” “intend,” “anticipate,” “estimate,” “think,” “continue,” or other similar words. Legislative, economic, and financial factors could cause actual results to vary materially from those expressed in forward-looking statements.